                                   Exhibit 11

                   HANOVER FOODS CORPORATION AND SUBSIDIARIES
                       Computation of Earnings Per Share
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                             Twenty-six weeks ended     Thirteen weeks ended
                            ------------------------  ------------------------
                            December 1,  December 3,  December 1,  December 3,
                                   1996         1995         1996         1995
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
PRIMARY

Earnings:
  Net earnings               $3,565,000     624,000    2,314,000      703,000
  Preferred stock dividends     (16,000)    (16,000)      (8,000)      (8,000)
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Net earnings applicable to
  common stock               $3,549,000     608,000    2,306,000      695,000
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SHARES

Weighted average number of
  shares outstanding            720,556     732,213      719,177      732,213
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Net earnings per share --
  primary                    $     4.93         .83         3.21          .95
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